Exhibit 4.1

SHARE PURCHASE AGREEMENT

This SHARE PURCHASE AGREEMENT (this “Agreement”) is made and entered into this 5th day of December, 2012, by and among Oil and Gas Ships Investor Limited (“O&G”), Vega Resource Group AS (“Vega Resource”, and together with O&G, the “Sellers”), Assetplus Limited, a Cyprus company (“APL”), and Nautilus Marine Acquisition Corp., a Marshall Islands corporation (“Nautilus”).  The Sellers, APL and Nautilus are jointly referenced in this Agreement as the “Parties” and each individually as a “Party.”

RECITALS

WHEREAS, O&G and Vega Resource are the ultimate beneficial owners of all the 10.000 shares of nominal value EURO1.00 each of the capital stock of APL that is issued and outstanding as of the date hereof (the “APL Shares”), out of which 8.620 shares are registered in the name of Geos Services Limited held by them as nominees/in trust for O&G pursuant to a Trust Deed dated 26th September 2012 (the “Geos Trust Deed”), and the remaining 1.380 shares are registered in the name of Geos (Nominees) Limited (“Geos Nominees Limited”, and together with Geos Services Limited, the “Trustees”) held by them as nominees/in trust for Vega Resource pursuant to a Trust Deed dated 26th September 2012 (the “GeosN Trust Deed”, and together with the Geos Trust Deed, the “Trust Deed” or “Trust Deeds”);

WHEREAS, APL owns all of the issued and outstanding shares of capital stock of Vega Offshore AS, a Norwegian company (“Vega Offshore”);

WHEREAS, APL, through Vega Offshore, has been awarded and has signed the respective contracts for time charters from Petróleo Brasileiro S.A. or its Affiliates (“Petrobras”) for six (6) vessels;

WHEREAS, as of the date hereof APL directly owns all of the issued and outstanding shares of capital stock of the four (4) SPVCs listed on Schedule 5(a) hereto (the “Vessel Owning Subsidiaries”);

WHEREAS, the Vessel Owning Subsidiaries own or are parties to binding agreements to acquire: (i) two (2) platform supply vessels (“PSVs”), and (ii) two (2) oil spill response vessels (“OSRVs”) (as indicated on Schedule 5(aa)(i) hereto, each such vessel, a “Vessel” and collectively, the “Vessels”) to service four (4) of the Petrobras time charters;

WHEREAS, the parties intend to identify and control, either through direct purchase or charters, two (2) additional vessels (the “Additional Vessels”) that will service the remaining two (2) Petrobras time charters;

WHEREAS, Nautilus desires to purchase all of the APL Shares (and, therefore, indirectly the Vessel Owning Subsidiaries, Vega Offshore, the Vessels and the Additional Vessels, if any, together with all related time charters and other contracts), and Sellers have agreed to sell the same to Nautilus, upon and subject to the terms and conditions contained in this Agreement.

NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements herein contained, the Parties agree as follows:

1.             Transfer of APL Shares.  Subject to all of the terms and conditions of this Agreement, the Sellers hereby agree to sell, transfer, and convey to Nautilus (or cause the Trustees to sell, transfer and convey to Nautilus), and Nautilus agrees to purchase and acquire from the Sellers on the Closing Date (defined below), free and clear of all liens, claims, charges, and encumbrances of any kind, all of Sellers’ beneficial ownership and interest and right and title whatsoever to the APL Shares.  Following the acquisition of the APL Shares, APL and its Subsidiaries (as defined below) shall be wholly-owned subsidiaries of Nautilus and Nautilus will therefore indirectly own all of APL’s assets and its business.

2.             Consideration.

2.1           Purchase Price.  The purchase price of the APL Shares, in the aggregate, consists of cash and the other forms of consideration described below (the “Purchase Price”), subject to certain terms and conditions described in Section 2.

(a)           Cash Payment.  Nautilus shall pay to the Sellers an aggregate of $7,150,000 in cash (the “Cash Payment”) by wire transfer to the Purchase Price Bank Account or by such other payment method as Nautilus and the Sellers may mutually agree, either: (i) within fifteen (15) days following the closing of the Tender Offer (as defined below), interest free, or (ii) within ninety (90) days following the closing of the Tender Offer, together with interest accruing at a 10% annual rate beginning on the sixteenth (16th) day following the closing of the Tender Offer through the date of payment.  The determination whether to elect to make the Cash Payment pursuant to clause (i) rather than (ii) above is solely in the discretion of Nautilus.

(b)           Share Payment.  On the Closing Date, Nautilus shall deliver or cause to be delivered to the Sellers, an aggregate of 1,722,773 shares of its common stock, par value $0.0001 per share (“Common Stock”), which shall be duly issued, fully paid and non-assessable and free and clear of all Liens (the “Initial Stock Payment”).

(c)           Assumption of Indebtedness.  Nautilus shall assume all of the indebtedness of APL and its Subsidiaries that is outstanding on the date hereof, which is set forth on Schedule 2(c) hereto, and all additional indebtedness incurred by APL and its Subsidiaries prior to the time of the Closing (as defined below) (collectively, the “Assumed Indebtedness”), which total indebtedness shall not exceed an amount equal to (i) the principal of $52,220,000, plus (ii) the principal amount of the Working Capital Facility, plus (iii) accrued and unpaid interest and original issue discount on the amounts set forth in clauses (i) and (ii) above (the “Debt Assumption Amount”).

(d)           Earn-Out Payment.  Assuming the EBITDA Earn-Out Threshold (defined below) is achieved, then within 30 days following the filing of Nautilus’ Form 20-F annual report for fiscal year ending December 31, 2013, Nautilus shall issue to the Sellers an aggregate of $6,315,040 worth of additional shares of Common Stock (the “Earn-Out Payment”), based on a per share price equal to the greater of: (i) the 45-day value weighted average price on the issuance date and (ii) $10.10 per share.  For purposes of this Agreement, “EBITDA Earn-Out Threshold” means if Nautilus achieves Consolidated EBITDA (derived from the four Vessels only) for the fiscal year ending December 31, 2013 equal to or in excess of $18,000,000; provided that the Board of Directors of Nautilus (the “Board”), at its sole discretion, shall have the right to make downward adjustments to the EBITDA Earn-Out Threshold to account for unforeseen circumstances or otherwise.  In the event APL acquires the Additional Vessels, then Sellers shall receive up to an aggregate of $1,614,980 worth of additional shares of Common Stock per Additional Vessel if Nautilus achieves EBITDA for the fiscal year ending December 31, 2013 equal to or in excess of $5,000,000 per Additional Vessel.

(e)           Working Capital Facility.  Immediately following the Closing, Nautilus shall repay the Working Capital Facility by issuing to Mezzanine Financing Investment III Ltd. (“Mezzanine Financing”) 594,059 shares of Common Stock.

(f)           Put Option.  Nautilus hereby grants to Mezzanine Financing a put option (the “Put Option”) exercisable by Mezzanine upon no less than sixty (60) days prior written notice (the “Notice Period”), which notice may not be delivered by Mezzanine Financing prior to the last day of the four month period beginning on the date of the closing of the Tender Offer.  If Mezzanine Financing exercises the Put Option, Nautilus will purchase back from Mezzanine Financing a maximum of 594,059 shares of Common Stock held by Mezzanine Financing (the “Put Shares”) at a price of $11.35 per share in cash, which is equal to $6,742,570 (the “Put Option Value”).  The Notice Period shall allow Nautilus to attempt to arrange for a private transfer of the Put Shares from Mezzanine Financing to third parties (the “Put Sale”).  If a Put Sale is completed, Mezzanine Financing shall receive the Put Option Value (with Nautilus contributing to Mezzanine Financing the shortfall, if any, between the actual proceeds from the Put Sale and the Put Option Value).  If Nautilus is unable to complete a Put Sale during such sixty (60) day period, Nautilus shall purchase the Put Shares from Mezzanine Financing at the Put Option Value on the final day of such sixty (60) day period.  Upon any purchase and sale of the Put Shares, Mezzanine Financing shall be required to transfer the Put Shares free and clear of any Liens (as defined below).

(g)           Distribution Percentages; Shareholders Agreement.  All payments required to be made by Nautilus to the Sellers pursuant to this Agreement shall be made in accordance with that certain Shareholders Agreement, dated August 10 2012, between Vega Resource and O&G (as amended, the “Shareholders Agreement”), the ultimate beneficial shareholders of APL.  Notwithstanding the immediately preceding sentence, the Shareholders Agreement shall be terminated at or prior to the Closing; provided, however, that the parties hereto agree that the Earn-Out Payment to be made after the Closing shall be distributed in accordance with said Shareholders Agreement.

(h)           Purchase Price Adjustment for Number of Vessels.  The parties acknowledge and agree that the Purchase Price was negotiated based on the assumption that APL would own a total of four (4) Vessels (or the rights to acquire such Vessels) with their contracts, including time charters, and would be obligated to repay the related indebtedness according to its existing repayment terms.  In the event that APL determines to acquire any Additional Vessels and related indebtedness secured thereby prior to the time of Closing, then the parties shall negotiate in good faith to adjust the Cash Payment, the Initial Stock Payment, the Debt Assumption Amount and the Earn-Out Payment to reflect any changes in the net worth of APL and its Subsidiaries resulting therefrom. If the Parties fail to reach a mutually agreeable resolution regarding the amount of and nature of such an adjustment, then APL shall not acquire any such Additional Vessels prior to the Closing.

3.             The Closing.

3.1           Closing Date.  The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place by exchange of documents among the Parties by fax, e-mail/.pdf, hand delivery or courier, as agreed to, following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby, on a date mutually agreeable to the Parties (the “Closing Date”).

3.2           Payment and Deliveries at Closing. At the Closing: (i) the Sellers shall deliver to Nautilus the various certificates, instruments and documents referenced in Section 9(a) below, (ii) Nautilus shall deliver to the Sellers the various certificates, instruments and documents referenced in Section 9(b) below, (iii) Nautilus shall deliver to the Sellers certificates representing the Initial Stock Payment, and (iv) the Sellers shall procure the delivery to Nautilus of (A) the signed Instrument of Transfer of Shares in respect of the transfer of 8.620 of the APL Shares from Geos Services Limited to Nautilus in the form attached hereto as Annex A, (B) the signed Instrument of Transfer of Shares in respect of the transfer of 1.380 shares out of the APL Shares from Geos (Nominees) Limited to Nautilus in the form attached hereto as Annex B, (C) the signed Resolution of the Sole Director of APL approving the transfer of the APL Shares to Nautilus, (D) the signed Certificate of the Secretary of APL confirming that the transfer of the APL Shares to Nautilus has been registered in the Register of Members of APL and (E) the signed share certificate representing the APL Shares in favor of Nautilus.

4.             Representations and Warranties of the Sellers.  Each Seller, severally and not jointly, hereby represents and warrants to Nautilus, solely with respect to itself, that the statements contained in this Section 4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 4).

(a)           Organization.  Seller is a company duly organized, validly existing and in good standing under the Laws (as defined below) of the jurisdiction of its organization and has the requisite power and authority to own its properties and to carry on its business as presently conducted.  As used herein, “Law” or “Laws” means any applicable United States, non-United States, state, provincial, territorial, city, local or other statute, law, ordinance, regulation, rule, treaty, convention, executive order, injunction, decree or other order of any governmental entity.

(b)           Authorization and Power.  Such Seller has the power and authority to execute, deliver and perform such Seller’s obligations under this Agreement and to sell, assign, transfer and deliver its APL Shares as contemplated hereby.  No permit, consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority or consent of any third party is required in connection with the execution and delivery by such Seller of this Agreement and the consummation of the transactions contemplated hereby, except as provided for in the Trust Deeds, which shall be terminated at or prior to the Closing.

(c)           No Conflicts.  Neither the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby, nor compliance with the terms and conditions hereof by such Seller will violate or result in a breach of any term or provision of Seller’s organization documents or any agreement to which such Seller, APL or any Subsidiary thereof is bound or is a party, or be in conflict with or constitute a default under, or cause the acceleration of the maturity of any obligation of such Seller, APL or any Subsidiary thereof under any existing agreement, or violate any order, writ, injunction, decree, statute, rule or regulation applicable to such Seller, APL, any Subsidiary or any of their respective properties or assets.

(d)           Due Authorization; Binding Obligation.  This Agreement and any other agreements delivered together with this Agreement or in connection herewith or at the Closing (collectively “Transaction Documents”) by such Seller have been duly authorized by all necessary action and have been duly executed and delivered by such Seller.  This Agreement and each Transaction Document to which such Seller is a party constitutes the legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or other Laws affecting creditors’ rights generally or by limitations, on the availability of equitable remedies.

(e)           Ownership.  Such Seller is the sole indirect owner of the APL Shares set forth with respect to such Seller on Schedule 4(e).  The APL Shares held by such Seller are owned beneficially by the applicable Seller and are validly issued and outstanding, fully paid for and non-assessable with no personal liability attaching to the ownership thereof.  Such Seller owns its APL Shares free and clear of all liens, charges, security interests, encumbrances, claims of others, options, warrants, purchase rights, contracts, commitments, equities or other claims or demands of any kind (collectively, “Liens”), and upon transfer of the APL Shares, Nautilus will acquire good, valid and marketable title thereto, constituting all of the APL Shares held by such Seller in the aggregate, free and clear of all Liens.  Such Seller is not a party to any option, warrant, purchase right, or other contract or commitment that could require such Seller to sell, transfer, or otherwise dispose of any capital stock of APL (other than pursuant to this Agreement).  Such Seller is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any capital stock of APL, except for the Shareholders Agreement and the Trust Deeds, which shall be terminated at or prior to the Closing.

(f)           Professional Fees.  Except as set forth on Schedule 4(f) hereto, none of such Seller nor APL or their Affiliates (defined below) or Subsidiaries has done anything to cause or incur any liability for investment banking, brokerage, finders, agents or other fees, commissions, expenses or charges in connection with the negotiation, preparation, execution and performance of this Agreement or the consummation of the transactions contemplated hereby, and such Seller does not know of any claim by anyone for such a commission or fee.

(g)           Seller Status.  Such Seller is “outside the United States” and not a “U.S. person,” as such terms are defined in Regulation S under the Securities Act of 1933, as amended (the “Securities Act”), and is not acquiring shares of Common Stock hereunder for the account or benefit of any “U.S. person,” as that term is defined in Regulation S under the Securities Act.  Such Seller is acquiring the shares of Common Stock constituting the Initial Stock Payment or the Earn-Out Payment (as the case may be) hereunder for such Seller’s own account, as principal, for investment purposes only and not with any intention to, directly or indirectly, resell, distribute or otherwise dispose of or fractionalize such shares of Common Stock, in whole or in part.

5.             Representations and Warranties of the Sellers Regarding APL and its Subsidiaries.  Each of the Sellers, jointly and severally, hereby represent and warrant to Nautilus that the statements contained in this Section 5 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 5).  References to “Subsidiary” or “Vessel Owning Subsidiary” as used in this Section 5 shall include, as the context requires, any Vessel owned by such Subsidiary or Vessel Owning Subsidiary.

(a)           Due Organization; Subsidiaries.

(i)           APL is a company duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization and has the requisite power and authority to own its properties and to carry on its business as presently conducted.  APL is duly qualified as a foreign company to do business and is in good standing in each jurisdiction where the nature of the business conducted or property owned by it makes such qualification necessary, other than those jurisdictions in which the failure to so qualify would not have a Material Adverse Effect.

(ii)          For purposes of this Agreement, a “Material Adverse Effect” means a material adverse effect on the financial condition, results of operations, properties or business of APL and its Subsidiaries, either individually or taken as a whole.  For purposes of this Agreement, “Subsidiary” means, with respect to any entity at any date, any corporation, limited or general partnership, limited liability company, trust, estate, association, joint venture or other business entity of which more than 50% of (i) the outstanding capital stock having (in the absence of contingencies) ordinary voting power to elect a majority of the board of directors or other managing body of such entity, (ii) in the case of a partnership or limited liability company, the interest in the capital or profits of such partnership or limited liability company or (iii) in the case of a trust, estate, association, joint venture or other entity, the beneficial interest in such trust, estate, association or other entity business is, at the time of determination, owned or controlled directly or indirectly through one or more intermediaries, by such entity.

(iii)         As of the Closing Date, Vega Offshore and the Vessel Owning Subsidiaries constitute the only Subsidiaries of APL, and APL’s ownership interest therein, the type of entity, the jurisdiction and date of its incorporation or organization and its authorized capital stock or comparable equity interests are as set forth on Schedule 5(a).  APL owns all of the equity of the Subsidiaries and rights to receive equity of the Subsidiaries identified on Schedule 5(a), free and clear of all Liens, other than Permitted Liens.  No person or entity other than APL has the right to receive any equity interest in the Subsidiaries.

(b)           Authority; Enforceability. This Agreement and all Transaction Documents to which APL is a party have been duly authorized, executed and delivered by APL and are legal, valid and binding agreements of APL, enforceable in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights generally and to general principles of equity.  APL has full power and authority necessary to enter into and deliver the Transaction Documents and to perform its obligations thereunder.

(c)           Capitalization.  Schedule 5(c) sets forth the authorized and outstanding equity interests of APL and its Subsidiaries on a fully diluted basis as of the date of this Agreement and the Closing Date.  Except as set forth on Schedule 5(c), there are no options, warrants or rights to subscribe to, securities, rights, understandings or obligations convertible into or exchangeable for or giving any right to subscribe for any APL Shares or other equity interest of APL or any of the Subsidiaries.  The only officer, director, employee and consultant stock option or stock incentive plan or similar plan currently in effect or contemplated by APL is described on Schedule 5(c).  Except for the Shareholders Agreement (which shall be terminated on or before the Closing), there are no outstanding agreements or preemptive or similar rights affecting the APL Shares.

(d)           Consents.  No consent, approval, authorization or order of any court, governmental agency or body or arbitrator having jurisdiction over APL, or any of its Affiliates (defined below), any trading market or APL’s equity interest holders is required for the execution by APL of the Transaction Documents and compliance and performance by APL of its obligations under the Transaction Documents.  APL’s sole director has unanimously approved the Transaction Documents and APL’s performance of its obligations thereunder.  No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any U.S. or Non-U.S. governmental authority, is required by APL or any Affiliate of APL in connection with the consummation of the transactions contemplated by this Agreement or the consummation of any of the other agreements, covenants or commitments of APL or any Subsidiary contemplated by the other Transaction Documents except to the extent the failure to obtain or file any of the foregoing would not have a Material Adverse Effect.  Any such qualifications and filings will, in the case of qualifications, be effective on the Closing and will, in the case of filings, be made within the time prescribed by Law.  For purposes of this Agreement, an “Affiliate” of any person or entity means any other person or entity directly or indirectly controlling, controlled by or under direct or indirect common control with such person or entity.  Affiliate includes any Subsidiary of APL.  For purposes of this definition, “control” means the power to direct the management and policies of such person or firm, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

(e)           No Violation or Conflict.  The performance of APL’s obligations under this Agreement and all other agreements entered into by APL relating thereto will not:

(i)           violate, conflict with, result in a breach of, or constitute a default (or an event which with the giving of notice or the lapse of time or both would be reasonably likely to constitute a default) under (A) the organizational documents of APL or its Subsidiaries, (B) to APL’s knowledge, any decree, judgment, Law, treaty or determination applicable to APL or its Subsidiaries of any court, governmental agency or body, or arbitrator having jurisdiction over APL or over the properties or assets of APL or any of its Subsidiaries or Affiliates, (C) the terms of any bond, debenture, note or any other evidence of indebtedness, or any agreement, stock option or other similar plan, indenture, lease, mortgage, deed of trust or other instrument to which APL or any of its Subsidiaries or Affiliates is a party, by which APL or any of its Subsidiaries or Affiliates is bound, or to which any of the properties of APL or any of its Subsidiaries or Affiliates is subject, or (D) the terms of any “lock-up” or similar provision of any underwriting or similar agreement to which APL, or any of its Subsidiaries or Affiliates, is a party, except the violation, conflict, breach, or default of which would not have a Material Adverse Effect; or

(ii)          result in the creation or imposition of (A) any Lien upon the APL Shares or (B) any Lien, other than a Permitted Lien, on any of the assets or rights of APL or any of its Subsidiaries or Affiliates; or

(iii)         result in the activation of any anti-dilution rights or a reset or repricing of any debt, equity or security instrument of any creditor or equity holder of APL, or the holder of the right to receive any debt, equity or security instrument of APL or its Subsidiaries nor result in the acceleration of the due date of any obligation of APL or its Subsidiaries; or

(iv)         result in the triggering of any piggyback or other registration rights of any person or entity holding securities of APL or its Subsidiaries or having the right to receive securities of APL or its Subsidiaries.

(f)           The APL Shares.  The APL Shares:

(i)           are free and clear of any Liens, subject only to restrictions upon transfer under the Securities Act and any applicable state or foreign securities Laws;

(ii)          have been duly and validly authorized, fully paid and non-assessable;

(iii)         have not been issued or sold in violation of any preemptive or other similar rights of the holders of any securities of APL or rights to acquire securities of APL; and

(iv)        do not subject the holders thereof to personal liability by reason of being such holders.

(g)           Litigation.  There is no pending or, to the best knowledge of APL or the Sellers, threatened action, suit, proceeding or investigation before any court, governmental agency or body, or arbitrator having jurisdiction over APL or any of its Subsidiaries or Affiliates that would affect the execution by APL or the complete and timely performance by APL of its obligations under the Transaction Documents.  There is no pending or, to the knowledge of APL or the Sellers, threatened action, suit, proceeding or investigation before any court, governmental agency or body, or arbitrator having jurisdiction over APL or any of its Subsidiaries or Affiliates which litigation, if adversely determined, would have a Material Adverse Effect.

(h)           Financial Statements.

(i)           APL has delivered to Nautilus true and correct copies of the audited consolidated balance sheet of APL and the related consolidated statement of income, changes in stockholders’ equity, and cash flow for the fiscal year ending September 30, 2012 (collectively, the “Financial Statements”) together with the audit opinion of an accounting firm approved by the Public Company Accounting Oversight Board and reasonably acceptable to Nautilus.

(ii)          The Financial Statements: (A) have been prepared in accordance with the books and records of APL, (B) fairly present in all material respects the financial condition and results of operations of APL as of the dates thereof and for the periods indicated thereon (except for the lack of footnotes and for normal year-end adjustments) and (C) have been prepared in accordance with GAAP consistently applied throughout the periods covered thereby, subject, in the case of non-year end statements, to the lack of footnotes and other presentation items and normal year-end adjustments.  Since the date of the Financial Statements, there has been no material change in any accounting principle, procedure or practice followed by APL or in the method of applying any such principle, procedure or practice.

(i)           Legal Compliance.  APL and its Subsidiaries have complied in all material respects with all Laws, treaties or determinations applicable to APL and its Subsidiaries of any court, governmental agency or body, or arbitrator having jurisdiction over APL and its Subsidiaries or over the properties or assets of APL or any of its Subsidiaries, and no proceeding is pending or, to APL’s knowledge, threatened, alleging any failure to so comply.

(j)           Employees.

(i)           APL and its Subsidiaries have complied in all material respects with all Laws relating to the hiring of employees and the employment of labor, including provisions thereof relating to wages, hours, equal opportunity, verification of employment authorization, collective bargaining and the payment of social security and other taxes.  APL does not have knowledge of any labor relations problems being experienced by it or its Subsidiaries (including, without limitation, any union organization activities, threatened or actual strikes or work stoppages or grievances).

(ii)          (A) there are no limitations on the authority of any key employee to remain and be employed with APL or its Subsidiaries, (B) neither APL nor its Subsidiaries is delinquent in payments to any of its employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed by them to date or amounts required to be reimbursed to such employees and upon any termination of the employment of any such employees, (C) there is no unfair labor practice complaint against APL or its Subsidiaries pending before the National Labor Relations Board or any other U.S. or foreign governmental entity, (D) there is no labor strike, dispute, slowdown or stoppage actually pending or, to APL’s knowledge, threatened against or involving APL or its Subsidiaries, (E) no labor union currently represents the employees of APL or its Subsidiaries, and (F) to APL’s knowledge, no labor union has taken any action with respect to organizing the employees of APL or its Subsidiaries.  Neither APL nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement or union contract.

(k)           Environmental and Safety.

(i)           Except as would not have a Material Adverse Effect, APL and its Subsidiaries are in compliance with all Laws concerning environmental and safety requirements, and no proceeding, claim, demand or notice has been filed or commenced against it or, to the knowledge of APL or the Sellers, is threatened alleging any failure to comply with any such Laws.

(ii)          Except as would not have a Material Adverse Effect, APL and its Subsidiaries have no liability under any Law or order of any governmental entities, concerning release or threatened release of hazardous substances, public health and safety, or pollution or protection of the environment.

(iii)         Except as would not have a Material Adverse Effect, APL and its Subsidiaries have no liability (and APL, its Subsidiaries or their predecessors have not treated, handled or disposed of any substance, arranged for the disposal of any substance, or owned or operated any property or facility in any manner that could form the basis for any present or future proceeding, claim, or demand (under any Law) against APL giving rise to any liability) for damage to any site (including any real property or any Vessel), location, or body of water (surface or subsurface) or for illness or personal injury.

(iv)         APL and its Subsidiaries have obtained and been in material compliance with all of the terms and conditions of all permits which are required under, and has complied with all other, Laws of any governmental entity relating to environmental and safety requirements, including Laws relating to emissions, discharge, releases or threatened releases of pollutants, contaminants or chemical, industrial, hazardous or toxic materials or wastes into ambient air, surface water, ground water or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants or chemical, industrial, hazardous or toxic materials or wastes.

(v)          APL and its Subsidiaries have delivered or caused to be delivered to Nautilus all environmental assessments, reports, audits and other documents in its possession or under its control that relate to any Vessel that APL or its Subsidiaries currently occupies or has occupied at any time in the past.

(vi)         APL has not received any written notice or report with respect to it or its facilities regarding any (A) actual or alleged violation of environmental and safety requirements or (B) actual or potential liability arising under environmental and safety requirements, including, without limitation, any investigatory, remedial or corrective obligation.  Neither APL nor its Subsidiaries have expressly assumed or undertaken any liability of any other person under any environmental and safety requirements.

(l)           Related Party Transactions.  Except as set forth on Schedule 5(l), and except as expressly contemplated by this Agreement, no current or former Affiliate of APL is now, or has been during its existence, (i) a party to any contract with APL or its Subsidiaries, (ii) indebted to APL or its Subsidiaries, or (iii) the direct or indirect owner of an interest in any person which is a present supplier or customer of APL or its Subsidiaries (other than non-affiliated holdings in publicly held companies), nor does any such person receive income from any source other than APL or its Subsidiaries which should properly accrue to APL or its Subsidiaries.

(m)          Information Concerning APL.  The information provided by APL and its representatives to Nautilus, including the Financial Statements, does not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, taken as a whole, not misleading in light of the circumstances under which they were made.

(n)           No Defaults or Violations.  Neither APL nor any of its Subsidiaries is in violation of their organizational documents.  Neither APL nor any of its Subsidiaries is (i) in default under or in violation of any Material Contract to which it is a party or by which it or any of its properties (including the Vessels) are bound or affected, (ii) in default with respect to any order of any court, arbitrator or governmental body or subject to or party to any order of any court or governmental authority arising out of any action, suit or proceeding under any statute or other Law respecting antitrust, monopoly, restraint of trade, unfair competition or similar matters, or (iii) in violation of any statute, rule or regulation of any governmental authority which violation would have a Material Adverse Effect.

(o)           No Undisclosed Liabilities.  Except as set forth on Schedule 5(o), APL and its Subsidiaries have no liabilities or obligations of a nature required to be reflected on a balance sheet prepared in accordance with GAAP, other than liabilities or obligations:  (i) reflected in the Financial Statements; (ii) set forth in the Schedules; (iii) incurred since September 30, 2012 in the ordinary course of business of APL and its Subsidiaries; and (iv) which would not have a Material Adverse Effect.

(p)           Absence of Certain Changes.  Except as set forth on Schedule 5(p), since September 30, 2012, APL and its Subsidiaries have conducted their respective businesses in the ordinary course consistent with past practice and there has not occurred (i) any event or circumstance with respect to the Vessels, APL, APL’s Subsidiaries, or the Material Contracts of APL or its Subsidiaries, that has had, or would reasonably be expected to have, a Material Adverse Effect, (ii) any acquisition, sale or transfer of any material asset of APL or any of its Subsidiaries, (iii) any change in accounting methods or practices by APL, (iv) any declaration, setting aside, or payment of a dividend or other distribution with respect to the shares of APL, or any direct or indirect redemption, purchase or other acquisition by APL of any of its shares of capital stock, (v) other than this Agreement, any material contract entered into by APL or any of its Subsidiaries, other than in the ordinary course of business and as provided to Nautilus, or any amendment or termination of, or default under, any material contract to which APL or any of its Subsidiaries is a party or by which it is bound, (vi) any amendment or change to APL’s certificate of incorporation or bylaws, or (vii) any increase in or modification of the compensation or benefits payable, or to become payable, by APL to any of its directors or employees.  APL has not agreed since September 30, 2012 to do any of the things described in the preceding clauses (i) through (vii).

(q)           Assets.  (i)  Schedule 5(q) lists all of the assets owned, controlled or under contract to acquire by APL or its Subsidiaries (the “Assets”), including without limitation:

(A)           any Vessel (including any Additional Vessels);

(B)           any real property;

(C)           any other vessels, vehicles, equipment, including engines, parts, testing equipment, office equipment and other related equipment used by APL in its business, with a value in excess of $25,000; and

(D)           any contract or other intangible rights relating to any Assets.

(ii)           APL is the sole owner of and has good and marketable title to the Assets, which constitute all of the assets, rights and properties used in, or reasonably necessary for, the conduct of its business.

(r)           Material Contracts.  (i) Except as disclosed in Schedule 5(r), neither APL nor its Subsidiaries is a party to or subject to:

(A)           Any lease, sublease or similar contract with any person pursuant to which APL or its Subsidiaries is a lessee, lessor, sublessee, sublessor, licensee or licensor of, or provides for the use of, any real or immovable property;

(B)           Any lease, sublease or similar contract with any person pursuant to which APL or its Subsidiaries is a lessee, lessor, sublessee, sublessor, licensee or licensor of, or provides for the use of, personal or movable property (including time charters of any kind) with a value in excess of $25,000;

(C)           Any contract for the purchase by APL or its Subsidiaries of vessels (including any Shipbuilding Contract (as defined below)), materials, supplies, goods, services, vehicles, equipment or other assets, other than which do not require payments in excess of $25,000;

(D)           Any sales, distribution or other similar agreement providing for the sale by APL or its Subsidiaries of materials, supplies, goods, services, equipment, or other assets, other than to which do not require payments in excess of $25,000;

(E)            Any insurance contract or policy;

(F)            Any partnership, joint venture or other similar contract, arrangement or agreement;

(G)           Any contract relating to indebtedness for borrowed money (whether incurred, assumed, guaranteed or secured by any asset);

(H)           Any license, franchise or similar agreement;

(I)           Any agency or other similar agreement;

(J)           Any contract or commitment that in any way limits the freedom of APL or its Subsidiaries to compete in any line of business or with any person or in any area or to own, operate, sell, transfer, pledge or otherwise dispose of or encumber any asset or which could so limit the freedom of APL or its Subsidiaries after the Closing;

(K)          Any consulting agreement;

(L)           Any contract relating to any guaranty or indemnity issued by APL or its Subsidiaries;

(M)          Any agreement relating to the acquisition or disposition of any part of the business of APL or its Subsidiaries;

(N)           Any agreement under which APL or its Subsidiaries has advanced or loaned any amount of money to any director, officer or employee of APL or its Subsidiaries;

(O)           Any contract relating to employment, severance, benefits, or similar arrangements; or

(P)           Any other contract or commitment which involves consideration or value in excess of $25,000;

(ii)           All of the contracts and agreements referred to in this Section 5(r) are referred to herein as the “Material Contracts.”  APL has provided Nautilus with true, complete and accurate copies of each Material Contract.

(iii)          Each Material Contract is a valid and binding agreement of APL or its Subsidiaries, as the case may be, and is in full force and effect, and neither APL or its Subsidiaries and, to the knowledge of APL, any other party thereto is in default or breach in any material respect under the terms of any Material Contract, nor has any event or circumstance occurred that, with notice or lapse of time or both, would constitute any such default or breach.

(s)           Intellectual Property Rights.  (i) Schedule 5(s) sets forth a list of all Intellectual Property Rights (defined below) used or held for use or otherwise necessary in connection with the conduct of APL’s or its Subsidiaries’ business, specifying as to each, as applicable:  (A) the nature of such Intellectual Property Right; (B) the owner of such Intellectual Property Right and if APL or its Subsidiaries is not the owner, the rights held by APL or its Subsidiaries; (C) the jurisdictions by or in which such Intellectual Property Right is recognized, issued or registered or in which an application for such issuance or registration has been filed, including the respective registration or application numbers; and (D) material licenses, sublicenses and other agreements as to which APL or its Subsidiaries is a party and pursuant to which any person is authorized to use such Intellectual Property Right, including the identity of all parties thereto, a description of the nature and subject matter thereof, the applicable royalty and the term thereof.

(ii)           (A) Neither APL nor its Subsidiaries has been sued or charged in writing with or been a defendant in any claim, suit, action or proceeding relating to its business that has not been finally terminated prior to the date hereof and that involves a claim of infringement by APL or its Subsidiaries of any Intellectual Property Rights of any other person, and (B) there is no basis for any such claim of infringement, and no knowledge of any continuing infringement by any other person of any Intellectual Property Rights used or held for use or otherwise necessary in connection with the conduct of APL’s business.  No such Intellectual Property Right used by APL or its Subsidiaries is subject to any outstanding order, judgment, decree, stipulation or agreement restricting the use thereof by APL or its Subsidiaries or restricting the licensing thereof by APL or its Subsidiaries to any person.  Neither APL nor its Subsidiaries has entered into any agreement to indemnify any other person against any charge of infringement of any Intellectual Property Rights.

(iii)          As used herein, the term “Intellectual Property Right” means any trade name, trademark, service name, service mark, copyright, invention, patent (including any registrations or applications for registration of any of the foregoing) or any other similar type of proprietary intellectual property right.

(t)            No Disagreements with Accountants and Lawyers.  There are no disagreements of any kind currently or previously existing, between APL and the accountants and lawyers currently and previously employed by APL related to (i) any alleged breach of any Law or regulation or any misstatement contained in any financial statements of APL, or (ii) disputes or conflicts over payment owed or alleged to be owed to such accountants and lawyers.

(u)           Investment Company.   Neither APL nor any Subsidiary or Affiliate of APL is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

(v)           Foreign Corrupt Practices.  Neither APL nor its Subsidiaries nor, to their knowledge, any agent or other person acting on behalf of APL or its Subsidiaries, has: (i) directly or indirectly, used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to foreign or domestic political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to any foreign or domestic political parties or campaigns from corporate funds, (iii) failed to disclose fully any contribution made by APL or its Subsidiaries (or made by any person acting on its behalf) which is in violation of Law, or (iv) violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or any similar Law.

(w)           Full Disclosure.  Neither this Agreement, the Transaction Documents nor any certificate or other instrument or document furnished or to be furnished by APL or the Sellers to Nautilus pursuant to this Agreement, contains any untrue statement of a material fact.  To the knowledge of the Sellers, APL and the Sellers have not failed to disclose any material fact (i) necessary to make the statements and information contained herein or therein not misleading, or (ii) that would have or would reasonably be expected to have a Material Adverse Effect.

(x)            Insurance.  Schedule 5(x) lists all insurance policies currently in effect covering the Assets, APL’s and its Subsidiaries business and employees. APL maintains such policies in such amounts and covering such risks as is customary for companies operating in the business in which APL operates.  There is no claim by the Sellers, APL or its Subsidiaries or Affiliates pending under any of such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies.  All premiums payable under all such policies have been paid and APL and its Subsidiaries are otherwise in full compliance with the terms and conditions of all such policies.

(y)           Licenses and Permits.  Schedule 5(y) lists and correctly and completely describes each material governmental license, permit, authorization, consent or approval necessary for APL and its Subsidiaries to conduct their respective businesses, together with the name of the governmental agency or entity issuing such license or permit (the “Permits”).  Such Permits are valid and in full force and effect and will not be terminated or impaired or become terminable as a result of the transactions contemplated hereby and any necessary renewal applications have been timely filed.

(z)           Tax Status. Each of APL and its Subsidiaries: (i) to the extent required by Law, has made or filed all income and all other material Tax Returns (as defined below) required by any jurisdiction to which any of such entities is subject to Tax, and (ii) has paid all Taxes (as defined below), shown or determined to be due on such Tax Returns, except those being contested in good faith.  To the extent that any of APL or its Subsidiaries has been required to file any Tax Returns, the Sellers have made available to Nautilus correct and complete copies of all Tax Returns filed with respect to APL and its Subsidiaries for any taxable period, and any examination reports and statements of deficiencies assessed against or agreed to by APL or its Subsidiaries.  Neither APL nor any of its Subsidiaries is a party to, or has ever been a party to, any Tax sharing agreement, other than any Tax sharing agreement that has been terminated as of the Closing on terms that require no further payments by any party.  Sellers have made available to Nautilus a true and complete copy of each such Tax sharing agreement as listed on Schedule 5(z).  There are no past-due unpaid Taxes owed to any Taxing Authority.

As used herein: (i) “Tax” or “Taxes” means any and all net or gross income, gross receipts, net proceeds, sales, use, ad valorem, value added, franchise, bank shares, withholding, payroll, employment, excise, property, deed, stamp, alternative or add-on minimum, environmental, profits, windfall profits, transaction, license, lease, service, service use, occupation, severance, energy, unemployment, social security, worker’s compensation, capital, premium, and other taxes, assessments, customs, duties, fees, levies, or other similar charges imposed by any Governmental Authority, whether disputed or not, together with any interest, penalties, additions to tax, or additional amounts with respect thereto, (ii) “Taxing Authority” means any governmental entity having jurisdiction with respect to any Tax, (iii) “Tax Matter” means any inquiry, claim, assessment, audit, proceeding or similar event with respect to Taxes and (iv) “Tax Returns” means any return, declaration, report, claim for refund or credit, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

(aa)          Vessels; Maritime Matters.

(i)           Each existing vessel owned by a Vessel Owning Subsidiary or any Vessel subject to a Memorandum of Agreement or a bareboat charter with an interim owner as of the date hereof (such Vessels, the “Built Vessels”) are listed on Schedule 5(aa)(i).  There are no vessels currently being built for APL or any Vessel Owning Subsidiary (including any Additional Vessels, such Vessels each a “NewBuild Vessel”). The use of the Built Vessels in the trades in which they are engaged is not in contravention of any applicable Laws and Maritime Guidelines (as defined below) where failure to comply with such Laws and Maritime Guidelines would reasonably be expected to have a Material Adverse Effect.  Each Vessel Owning Subsidiary is qualified under all applicable Laws to own its respective Built Vessel as they are now being owned, including the Laws of each Built Vessel’s flag state.  Each relevant Vessel Owning Subsidiary is qualified under all applicable Laws to operate its respective Built Vessel as they are now being operated, including the Laws of each Built Vessel’s flag state, except where any failure to be so qualified would not and would not reasonably be expected to cause, individually or in the aggregate, a Material Adverse Effect.  As used herein, “Maritime Guidelines” means any United States, international or non-United States (including Norway, the Marshall Islands, Cyprus and Greece) rule, code of practice, convention, protocol, guideline or similar requirement or restriction concerning or relating to a Vessel, and to which a Vessel is subject and required to comply with, imposed, published or promulgated by any governmental entity, the International Maritime Organization, such Vessel’s classification society or the insurer(s) of such Vessel.

(ii)           Except as set forth on Schedule 5(aa)(ii): (A) each Built Vessel is classed by any of Lloyd’s Register of Shipping, American Bureau of Shipping, Det Norske Veritas or another classification society which is a member of the International Association of Classification Societies and is in class with all class and trading certificates for vessels of the same age and type valid through the date of this Agreement, (B) to APL’s knowledge, no event has occurred and no condition exists that would cause such Built Vessel’s class to be suspended or withdrawn, and (C) each Built Vessel is free of any outstanding recommendations affecting its class.

(iii)           Except as set forth in Schedule 5(aa)(iii), each applicable Vessel Owning Subsidiary is the sole owner of each such Built Vessel as applicable and has good title to such Built Vessel, free and clear of all Liens.

(iv)           Neither APL nor any Vessel Owning Subsidiary is party to any Shipbuilding Contract.  As used herein, “Shipbuilding Contract” means any contract or agreement for the building of a NewBuild Vessel.

(bb)         Restrictions on Business Activities.  Except as may be contemplated by this Agreement, there is no agreement, judgment, injunction, order or decree binding upon APL or any of its Subsidiaries which has, or reasonably would be expected to have, the effect of prohibiting or materially impairing any business practice of APL or its Subsidiaries, any acquisition of property by APL or its Subsidiaries, or the conduct of business by APL or its Subsidiaries.

6.           Representations and Warranties of Nautilus.  Nautilus hereby represents and warrants to the Sellers and APL that the statements contained in this Section 6 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 6):

(a)           Organization and Standing.  Nautilus is a corporation duly organized, validly existing and in good standing under the laws of The Republic of the Marshall Islands.  Nautilus has the corporate power to own its properties and to carry on its business as now being conducted and as proposed to be conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified and in good standing would have a Nautilus Material Adverse Effect.  Nautilus has made available to the Sellers (including via EDGAR), a true and correct copy of its certificate of incorporation and the bylaws, or other organizational documents thereof, as applicable, each as amended to date.  Nautilus is not in violation of any of the provisions of its certificate of incorporation or bylaws.  Nautilus does not directly or indirectly own any equity or similar interest in, or any interest convertible or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.

(b)           Authorization and Power.  Nautilus has the requisite corporate power and authority to enter into and perform this Agreement and each Transaction Document and to purchase the APL Shares being sold to it hereunder.  The execution, delivery and performance of this Agreement and each Transaction Document by Nautilus and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by all necessary action, and no further consent or authorization of Nautilus or its Board of Directors or stockholders, if applicable, is required.  Each of this Agreement and each Transaction Document has been duly authorized, executed and delivered by Nautilus and constitutes a legal, valid and binding obligation of Nautilus, enforceable against Nautilus in accordance with the terms thereof, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights generally and to general principles of equity.

(c)           No Conflicts.  The execution, delivery and performance of this Agreement and each Transaction Document and the consummation by Nautilus of the transactions contemplated hereby and thereby or relating hereto or thereto do not and will not: (i) result in a violation of Nautilus’s certificate of incorporation or bylaws, (ii) conflict with nor constitute a default (or an event which with notice or lapse of time or both would become a default) under any mortgage, indenture, lease, contract or other agreement, instrument, permit, concession or license to which Nautilus is a party, nor (iii) result in a violation of any Law applicable to Nautilus or its properties (except for such conflicts, defaults and violations of Law as would not, individually or in the aggregate, have a Nautilus Material Adverse Effect).

(d)            Capital Structure.  The authorized capital stock of Nautilus consists of 200,000,000 shares of Common Stock and 10,000,000 shares of preferred stock, $0.0001 par value, of which, as of the date hereof, there were issued and outstanding, 6,000,000 shares of common stock and no shares of preferred stock.  The issued and outstanding Common Stock consists of 4,800,000 shares issued in Nautilus’ IPO (as defined below) subject to redemption (the “Public Shares”), and 1,200,000 shares of Common Stock (the “Insider Shares”) issued to the shareholders listed on Schedule 6(d)(1) (the “Insiders”), of which 300,000 Insider Shares are subject to forfeiture if certain conditions related to the price of the Common Stock are not satisfied. There are no other outstanding shares or voting securities of Nautilus and no outstanding commitments to issue any shares of capital stock or voting securities of Nautilus after the date hereof, other than (i) pursuant to this Agreement, (ii) 4,800,000 shares of Common Stock issuable upon the exercise of the Nautilus’s Common Stock Purchase Warrants (the “Nautilus Warrants”) issued in Nautilus’ initial public offering (the “IPO”), and (iii) 3,108,000 shares of Common Stock issuable upon the exercise of warrants issued to the Insiders (the “Insider Warrants”).  All outstanding shares of Common Stock are duly authorized, validly issued, fully paid and non-assessable and are free of any liens or encumbrances other than any liens or encumbrances created by or imposed upon the holders thereof, and are not subject to preemptive rights or rights of first refusal created by statute, the certificate of incorporation or bylaws of Nautilus or any agreement to which Nautilus is a party or by which it is bound.  Nautilus has reserved 7,908,000 shares of common stock for issuance upon exercise of Nautilus Warrants and the Insider Warrants.  Except for (i) the rights created pursuant to this Agreement, (ii) the Nautilus Warrants, and (iii) the Insider Warrants, there are no other options, warrants, calls, rights, commitments or agreements of any character to which Nautilus is a party or by which it is bound obligating Nautilus to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of capital stock of Nautilus or obligating Nautilus to grant, extend, accelerate the vesting and/or repurchase rights of, change the price of, or otherwise amend or enter into any such option, warrant, call, right, commitment or agreement.  Except as set forth on Schedule 6(d)(2), there are no contracts, commitments or agreements relating to voting, purchase or sale of Nautilus’s capital stock (i) between or among Nautilus and any of its stockholders and (ii) to the best of Nautilus’s knowledge, between or among any of Nautilus’s stockholders.  The shares of Common Stock issued to the Sellers to satisfy the Initial Stock Payment and the Earnout Payment are duly authorized and, when issued in accordance with this Agreement, will be duly and validly issued, fully paid and non-assessable, and free and clear of all Liens.

(e)            Consents and Approval.  No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity, is required by or with respect to Nautilus or any of its subsidiaries in connection with the execution and delivery of this Agreement by Nautilus of the transactions contemplated hereby, except for (i) the filing with, the Securities and Exchange Commission (the “SEC”) of the Schedule TO, pursuant to which Nautilus will make the Tender Offer, (ii) the filing of a Form 6-K with the SEC as required; (iii) any filings as may be required under applicable state securities laws and the securities laws of any foreign country; (iv) any filings required with NASDAQ with respect to the Tender Offer and the shares of Nautilus issued hereunder; and (v) such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not have a Nautilus Material Adverse Effect on Nautilus and would not reasonably be expected to prevent or materially alter or delay any of the transactions contemplated by this Agreement

(f)            SEC Documents; Financial Statements.  A true and complete copy of each statement, report, registration statement (with the prospectus in the form filed pursuant to Rule 424(b) of the Securities Act), definitive proxy statement, and other filings (including exhibits filed therewith) of Nautilus filed with the SEC by Nautilus since its inception have been, and, prior to the Closing Date, will be available to the Sellers on the SEC’s website at www.sec.gov, and at Nautilus’s executive offices (collectively, the “Nautilus SEC Documents”).  Nautilus has timely filed all forms, statements and documents required to be filed by it with the SEC since its inception.  In addition, Nautilus will promptly make available to APL any additional Nautilus SEC Documents filed prior to the Closing.  All documents required to be filed as exhibits to the Nautilus SEC Documents have been so filed, and all material contracts so filed as exhibits are in full force and effect, except those that have expired in accordance with their terms, and neither Nautilus nor any of its subsidiaries is in material default thereunder.  As of their respective filing dates, the Nautilus SEC Documents complied in all material respects with the requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Securities Act, and none of the Nautilus SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except to the extent corrected by a subsequently filed Nautilus SEC Document.  The financial statements of Nautilus, including the notes thereto, included in the Nautilus SEC Documents (the “Nautilus Financial Statements”) were complete and correct in all material respects as of their respective dates, complied as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto as of their respective dates, and have been prepared in accordance with GAAP applied on a basis consistent throughout the periods indicated and consistent with each other (except as may be indicated in the notes thereto or, in the case of unaudited statements included in Reports on Form 6-K, as permitted by Form 6-K of the SEC).  The Nautilus Financial Statements fairly present the consolidated financial condition and operating results of Nautilus at the dates and during the periods indicated therein (subject, in the case of unaudited statements, to normal, recurring year-end adjustments).

(g)           Sarbanes-Oxley Act of 2002.  Nautilus is in material compliance with all provisions of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) applicable to it as of the date hereof and the Closing Date.

(h)           Absence of Certain Changes.  Since December 31, 2011 (the “Nautilus Balance Sheet Date”), Nautilus has conducted its business in the ordinary course consistent with past practice and, except as set forth in Schedule 6(h), there has not occurred: (i) any change, event or condition that has resulted in, or has had, or would reasonably be expected to have, a Nautilus Material Adverse Effect; (ii) any acquisition, sale or transfer of any material asset of Nautilus; (iii) any change in accounting methods or practices by Nautilus; (iv) any declaration, setting aside, or payment of a dividend or other distribution with respect to the shares of Nautilus, or any direct or indirect redemption, purchase or other acquisition by Nautilus of any of its shares of capital stock; (v) other than this Agreement, any material contract entered into by Nautilus, other than in the ordinary course of business and as provided to APL, or any amendment or termination of, or default under, any material contract to which Nautilus is a party or by which it is bound; (vi) any amendment or change to Nautilus’s certificate of incorporation or bylaws; or (vii) any increase in or modification of the compensation or benefits payable, or to become payable, by Nautilus to any of its directors or employees. Except as set forth in Schedule 6(h), Nautilus has not agreed since December 31, 2011 to do any of the things described in the preceding clauses (i) through (vii).

(i)            Absence of Undisclosed Liabilities.  Nautilus has no material obligations or liabilities of the type required to be reflected on a balance sheet prepared in accordance with GAAP, other than (i) those set forth or adequately provided for in the Balance Sheet included in Nautilus’s Report on Form 6-K for the period ended July 31, 2012 (the “Nautilus Balance Sheet”), (ii) those incurred in the ordinary course of business and not required to be set forth in the Nautilus Balance Sheet under GAAP, (iii) those incurred in the ordinary course of business since the Nautilus Balance Sheet date and not reasonably likely to have a Nautilus Material Adverse Effect and (iv) those incurred in connection with this Agreement

(j)             Litigation.  There is no pending or, to the best knowledge of Nautilus, threatened action, suit, proceeding or investigation against Nautilus before any court, governmental agency or body, or arbitrator having jurisdiction over Nautilus or any of its Affiliates that would affect the execution by Nautilus or the complete and timely performance by Nautilus of its obligations under the Transaction Documents.  There is no pending or, to the knowledge of Nautilus, threatened action, suit, proceeding or investigation before any court, governmental agency or body, or arbitrator having jurisdiction over Nautilus or any of its Affiliates which litigation, if adversely determined, would have a Material Adverse Effect.

(k)            Restrictions on Business Activities.  Except as may be contemplated by this Agreement, there is no agreement, judgment, injunction, order or decree binding upon Nautilus which has, or reasonably would be expected to have, the effect of prohibiting or materially impairing any business practice of Nautilus, any acquisition of property by Nautilus, or the conduct of business by Nautilus.

(l)            No Interest in Property.  Nautilus does not have any interest in any real property, tangible personal property and/or intellectual property as an owner, licensee, lessee or tenant (as applicable).

(m)           Employee Benefit Plans.  Nautilus does not maintain and has not maintained any employee compensation, incentive, fringe or benefit plans, programs, policies, commitments or other arrangements (whether or not set forth in a written document) covering any active or former employee, director or consultant of Nautilus, or any trade or business (whether or not incorporated) which is under common control with Nautilus, with respect to which the Nautilus has or would reasonably be expected to have liability.  Except in connection with the Tender Offer or Put Option, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any stockholder, director or employee of Nautilus.

(n)           Interested Party Transactions.  Except as disclosed in the Nautilus SEC Documents, Nautilus is not indebted to any director or officer of Nautilus (except for amounts due as normal salaries and bonuses and in reimbursement of ordinary expenses), and no such person is indebted to Nautilus, and there are no other transactions of the type required to be disclosed pursuant to Items 402 or 404 of Regulation S-K under the Securities Act and the Exchange Act.

(o)           Insurance.  Nautilus maintains no insurance of any kind, other than directors and officers liability coverage in the amount of $2,000,000.

(p)           Compliance With Laws.  Nautilus has complied in all material respects with, is not in violation of, and has not received any notices of violation with respect to, any Law applicable thereto or to the conduct, ownership or operation of its business.

(q)           Brokers’ and Finders’ Fees.  Nautilus has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or investment bankers’ fees or any similar charges in connection with this Agreement or any transaction contemplated hereby other than as set forth on Schedule 6(q).

(r)            Minute Books.  The minute books of Nautilus made available to the Sellers contain a complete and accurate summary of all meetings of directors and stockholders or actions by written consent of Nautilus since inception and through the date of this Agreement, and reflect all transactions referred to in such minutes accurately in all material respects.

(s)            Board Approval.  The Nautilus Board has approved this Agreement and determined that this Agreement is in the best interests of the Nautilus stockholders.

(t)            NASDAQ Quotation.  Nautilus Common Stock is listed on NASDAQ.  Except due to the minimum number of stockholders requirement, there is no action or proceeding pending or, to Nautilus’s knowledge, threatened against Nautilus by NASDAQ to prohibit or terminate the listing of the Common Stock on NASDAQ.  The Nautilus Common Stock is registered pursuant to Section 12(b) of the Exchange Act and Nautilus has taken no action designed to, or which is likely to have the effect of, terminating the registration of the Nautilus Common Stock under the Exchange Act nor has Nautilus received any notification that the SEC is contemplating terminating such registration

(u)           Trust Account Funds.  As of July 31, 2012, there was $48,480,000, not including interest thereon, held in the trust account established in connection with Nautilus’s IPO (the “Trust Account”) for use by Nautilus in connection with a business combination as set forth in Nautilus’s Certificate of Incorporation.  Amounts in the Trust Account are invested in U.S. Government securities or in money market funds meeting the conditions of Rule 2a-7 of the Investment Company Act of 1940, as amended.

(v)           Information on Nautilus.  Nautilus is, and will be at the time of the final purchase of all the APL Shares, an “accredited investor”, as such term is defined in Regulation D promulgated by the SEC under the Securities Act, and, with its representatives, has such knowledge and experience in financial, tax and other business matters as to enable Nautilus to utilize the information made available by APL to evaluate the merits and risks of and to make an informed investment decision with respect to the proposed purchase, which represents a speculative investment.  Nautilus has the authority and is duly and legally qualified to purchase and own the APL Shares.  Nautilus is able to bear the risk of such investment for an indefinite period and to afford a complete loss thereof.

(w)          Compliance with Securities Act.   Nautilus understands and agrees that the APL Shares have not been registered under the Securities Act or any applicable state securities laws, by reason of their issuance in a transaction that does not require registration under the Securities Act, and that such APL Shares must be held indefinitely unless a subsequent disposition is registered under the Securities Act or any applicable state securities laws or is exempt from such registration.  Nautilus will not sell, offer to sell, assign, pledge, hypothecate or otherwise transfer any of the APL Shares unless pursuant to an effective registration statement under the Securities Act, or unless an exemption from registration is available.  Notwithstanding anything to the contrary contained in this Agreement, Nautilus may transfer (without restriction and without the need for an opinion of counsel) the APL Shares to its Affiliates, provided that each such Affiliate is an “accredited investor” under Regulation D and such Affiliate agrees to be bound by the terms and conditions of this Agreement.

(x)           No Disagreements with Accountants and Lawyers.  There are no disagreements of any kind currently or previously existing, between Nautilus and the accountants and lawyers currently and previously employed by Nautilus related to (i) any alleged breach of any Law or regulation or any misstatement contained in any financial statements of Nautilus, or (ii) disputes or conflicts over payment owed or alleged to be owed to such accountants and lawyers.

(y)           Full Disclosure.  Neither this Agreement nor any certificate or other instrument or document furnished or to be furnished by Nautilus to APL or the Sellers pursuant to this Agreement, contains any untrue statement of a material fact or omits to state a material fact required to be stated herein or therein or necessary to make the statements and information contained herein or therein not misleading.

7.           Due Diligence.  Prior to the Closing, each Party will, and will cause its current auditors and legal counsel to, fully cooperate with each other Party, its auditors and advisors in each other Party’s due diligence investigation of such Party.  Each Party will conduct due diligence, including visiting and inspecting each other Party’s location(s) and vessels, and meet with each other Party’s management.  Each Party’s auditors and legal counsel will conduct due diligence on each other Party’s financial statements, operations and other matters.  Each Party and its employees, officers, directors, advisors, legal counsel, accountants, agents and representatives (the “Representatives”) will extend their full cooperation to each other Party’s Representatives in connection with such investigation and will provide such Representatives with full access during normal business hours to their books and records, facilities, accountants, management, officers, directors and key employees for the purpose of conducting such due diligence investigation.

8.            Additional Covenants and Agreements.  The Parties hereby agree as follows:

(a)           Best Efforts.  Subject to the terms and conditions of this Agreement, each of the Sellers, APL (on behalf of itself and each of its Subsidiaries) and Nautilus will use their respective commercially reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable Laws to consummate the transactions contemplated by this Agreement.  Without limiting the generality of the foregoing, (i) Nautilus shall prepare (with the assistance of APL and the Sellers) and file with the SEC the Schedule TO as promptly as practicable after the date hereof and shall commence and conduct a tender offer to repurchase any and all shares of its Common Stock prior to the Closing at a purchase price of $10.10 per share of Common Stock (the “Tender Offer”) and otherwise in accordance with the requirements of its certificate of incorporation and bylaws and applicable Laws; and (ii) the Sellers shall (and shall cause APL and its Subsidiaries to) cooperate with Nautilus in preparing all documents needed by Nautilus for, and taking all other actions reasonably requested by Nautilus in connection with, the Tender Offer.

(b)           Further Assurances.  At any time and from time to time after the execution of this Agreement, including following the Closing Date, at another Party’s request and without further consideration, a Party will execute and deliver such other instruments and take such action as the other Party may reasonably deem necessary or desirable in order to achieve the objectives of this Agreement.

(c)           Notices and Consents.  Each of the Parties will (and the Sellers will cause APL and its Subsidiaries to) give any notices to, make any filings with, and use its reasonable best efforts to obtain any authorizations, consents, and approvals of any third parties or governmental authorities necessary in order to consummate the transactions contemplated hereby.

(d)           Confidentiality.  Nautilus, APL and the Sellers, as applicable, will hold in confidence any information received from the other Parties that is non-public in nature.  No Party shall make any public announcement with respect to the Agreement or the transactions contemplated hereby without the prior written consent of the other Parties, except to the extent required by applicable Law, and in such case the Party making such announcement shall provide the other Parties with reasonable prior written notice regarding such announcement and shall discuss in good faith with the other Parties their comments regarding the content thereof.

(e)           Conduct of APL Business Prior to Closing.  Sellers covenant and agree that between the date hereof and the time of the Closing, (i) except with the prior written consent of Nautilus or (ii) as required or permitted by any Transaction Document: Sellers shall direct each of APL and each of its Subsidiaries to: (1) conduct its business in the ordinary course, including without limitation continuing its efforts to acquire Vessels to service the awarded time charters held by APL and its subsidiaries from Petrobras; (2) perform in all material respects and in a timely manner all of their respective obligations and comply in all material respects with all covenants under each Material Contract to which it is a party, including without limitation, their obligations for payment of any installment which may become due prior to Closing under any Memorandum of Agreement (assuming the ability to draw down on the Working Capital Facility and the performance in all material respects and in a timely manner and compliance in all material respects with all covenants by the counterparties thereto); (3) use their commercially reasonable efforts to preserve intact the present business organization of APL and its Subsidiaries and preserve all relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with APL and its Subsidiaries; (4) use commercially reasonable efforts to maintain its material assets in the same state of repair as they are on the date hereof, reasonable wear and tear excepted; (5) promptly notify Nautilus of any event or occurrence of which Sellers have knowledge that is not in the ordinary course of business; (6) maintain its books and records in accordance with past practice, and use commercially reasonable efforts to maintain in full force and effect all material Seller Permits and material insurances; (7) make available to Nautilus copies of all material correspondence exchanged with the counterparty in connection with any Memorandum of Agreement; (8) not agree to any material change of plans and drawings provided by any counterparty or approve any further material plans and/or material drawings to be provided by any counterparty pursuant to any Memorandum of Agreement; and (9) use commercially reasonable efforts to (x) maintain its material rights under any Memorandum of Agreement and (y) maintain its business relations with any counterparty under any Memorandum of Agreement. Notwithstanding the foregoing, APL shall be permitted to create additional wholly owned subsidiaries, including, without limitation, an additional holding company that is wholly-owned by APL, for purposes of owning all the equity of the Vessel Owning Subsidiaries.

(f)            Conduct of Nautilus Business Prior to Closing.  Nautilus covenants and agrees that between the date hereof and the time of the Closing, (i) except with the prior written consent of APL, or (ii) as required or contemplated by any Transaction Document, including relating to the Additional Vessels: (A) Nautilus shall comply with all of its obligations under its certificate of incorporation and bylaws (including the requirement to launch and consummate the Tender Offer), (B) perform in all material respects and in a timely manner all its obligations and comply in all material respects with all covenants under each material agreement to which it is a party, (C) promptly notify APL of any event or occurrence of which Nautilus has knowledge that is not in the ordinary course of business, (D) maintain its books and records in accordance with past practice, (E) make available to APL copies of all material correspondence exchanged with the SEC and any other Governmental Authority, and (F) comply with all filing requirements under the U.S. securities laws, including all periodic filings required under the Exchange Act.

(g)           Prohibited Activities. Prior to the Closing, APL and Nautilus each shall not, and the Sellers shall not cause or permit APL or any of its Subsidiaries to, engage in any practice, take any action, or enter into any transaction not in the ordinary course of business or as required by any Transaction Document, without the prior written consent of the other party.  Without limiting the generality of the foregoing, each Party will not, and will not cause or permit, any of its Subsidiaries to: (i) amend its organizational documents, (ii) declare, set aside, or pay any dividend or make any distribution with respect to its equity interests or redeem, purchase, or otherwise acquire any of its equity interests, except pursuant to the Tender Offer or as set forth on Schedule 8(g), (iii) issue, sell, or otherwise dispose of any of its equity interests, or grant any options, warrants, preemptive or other rights to purchase or obtain (including upon conversion, exchange, or exercise) any of its equity interests (A) at a price of less than $10.10 per Common Share in the case of Common Shares or (B) that is exercisable for or convertible into Common Shares or any other equity security at a price of less than $10.10 per Common Share, without the prior consent of the Sellers, not to be unreasonably withheld, (iv) make any loans, advances or capital contributions to, or investments in, any other entity except as contemplated by this Agreement, (v) create or incur any Lien on any of its assets, other than any Permitted Lien, (vi) amend, terminate or waive any right under any agreement, contract or other written commitment to which it is a party or by which it is bound, (vii) agree or commit to do any of the foregoing, or (viii) otherwise engage in any practice, take any action, or enter into any transaction that is inconsistent with the transactions contemplated hereby.

(h)           Notice of Developments.  The Sellers shall give prompt written notice to Nautilus of any development of which the Sellers acquire Knowledge prior to the Closing that would have a Material Adverse Effect on APL or its Subsidiaries, the Vessels or business or prospects or cause a breach of any of the representations and warranties in Sections 4 and 5 above.  Nautilus shall give prompt written notice to Sellers of any development of which Nautilus acquires Knowledge prior to the Closing that would have a Nautilus Material Adverse Effect or cause a breach of any of the representations and warranties in of Nautilus in Section 6 above.  No disclosure by any Party pursuant to this Section, however, shall be deemed to amend or supplement the disclosures contained in the Schedules hereto or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

(i)            Exclusivity.  From and after the date hereof, none of APL, the Sellers, Nautilus nor any of their respective officers, directors, employees, representatives or Affiliates shall, without the prior written consent of the other Parties, directly or indirectly, solicit, initiate, facilitate or encourage the submission of any proposals or offers from, provide confidential information to or enter into, participate in or continue, any discussions, negotiate or enter into any agreement, arrangement or understanding with any person or entity (other than the other Parties) relating to or that may be reasonably expected to lead to, or result in: (i) any acquisition in a single transaction or a series of related transactions of all, substantially all, or any material, assets of such Party; (ii) any acquisition of equity interests of such Party; (iii) any arrangement, amalgamation, merger, dissolution, liquidation, recapitalization, consolidation or business combination directly or indirectly involving such Party; (iv) any act, arrangement or transaction which could be inconsistent with the transactions contemplated by this Agreement; or (v) any proposal or public announcement of an intention to do any of the foregoing (in each case, an “Acquisition Proposal”).  In addition, each Party shall notify each other Party in writing of any Acquisition Proposal it receives.

(j)            Resignations and Bank Accounts. On the Closing Date, except to the extent otherwise directed by Nautilus, Sellers shall cause to be delivered to Nautilus duly signed resignations, effective immediately as of the Closing, of all directors or members of other similar governing body of their position as a director and of all officers of their position as an officer of APL and its Subsidiaries and the signatories to the bank accounts of APL and its Subsidiaries shall be changed to persons nominated by Nautilus by written notice to the Sellers at least five (5) days prior to the Closing.

(k)           Nautilus Board of Directors; Officers.  (i) Immediately following the Closing, the Board shall consist of five (5) members, the majority of whom shall meet the definition of “independent” as set forth under the rules of the NASDAQ Stock Market.

(ii)          At Closing, Nautilus shall appoint three (3) new members to the Board:  Mr. Anthony Argyropoulos; Mr. Savvas Georghiades; and Mr. Alexander Gotsopoulos.

(iii)         At Closing, Mr. Prokopios “Akis” Tsirigakis and Mr. George Syllantavos shall remain as directors of Nautilus.  Nautilus shall use commercially reasonable efforts to cause any other directors serving on the Board prior to the Closing to resign.  Following the Closing, Mr. Tsirigakis will retain his current titles of President and Co-CEO of Nautilus while Mr. Syllantavos will retain his current titles of Co-CEO, CFO and Secretary of Nautilus.

(iv)         The Board will have a staggered structure with three (3) classes of directors (A, B and C) serving three (3) year terms, with the initial tenure being one (1), two (2) and three (3) year tenures, respectively, for each class.  Mr. Argyropoulos and Mr. Syllantavos will each serve as a Class C director.  Mr. Georghiades and Mr. Tsirigakis will each serve as a Class B director.  Mr. Gotsopoulos will serve as a Class A director.

(l)            Pre-Closing Actions.  Prior to the Closing, Nautilus, APL and the Sellers shall use commercially reasonable efforts to complete the following actions:

(i)           finalize and execute definitive documentation relating to the senior secured indebtedness to be provided by DVB Group Merchant Bank (Asia) Ltd. (“DVB”) in connection with the acquisition by APL or its Subsidiaries of the two PSV Vessels;

(ii)          finalize and execute definitive documentation relating to the senior secured indebtedness to be provided by DVB in connection with the acquisition by APL or its Subsidiaries of the two OSRV Vessels;

(iii)         finalize and execute definitive documentation relating to any secured or other subordinated mezzanine indebtedness for the benefit of Nautilus and APL as agreed to by the Parties, including the junior indebtedness provided by Mezzanine Financing (the “Mezzanine Term Loans”);

(iv)         finalize and execute definitive documentation relating to the Working Capital Facility; and

(v)          arrange for the delivery of the fourth Vessel to a Vessel Owning Subsidiary.

(m)          Additional Vessels.  Each Party shall use commercially reasonable efforts to seek to identify and contract the Additional Vessels prior to the Closing Date, whether through direct purchase and/or bareboat charters, to service the remaining two OSRV time charter contracts awarded by Petrobras for the Additional Vessels.

(n)           Post-Closing Vessel Management.  Following the Closing: (i) commercial management of APL’s vessels will be undertaken by Vega Offshore Management AS, pursuant to the existing management agreement between Vega Offshore and Vega Offshore Management AS; and (ii) technical management of APL’s vessels will be undertaken by Thome Offshore Management Pte (“Thome”), pursuant to the existing management agreements between Thome and the Vessel Owning Subsidiaries.

(o)           Lock-Ups.  Each of the Sellers shall not sell or otherwise transfer the shares of Common Stock issued to them in the Initial Stock Payment for ninety (90) days after the Closing, unless such restriction is waived in writing by Nautilus in its sole discretion.

(p)           Market Stand-Off Agreement.  Each Seller (on behalf of itself and its successors and assigns) hereby agrees, with respect to such Seller, and for so long as such Seller owns five percent (5%) or more of the outstanding shares of Common Stock, that in connection with any firm commitment, underwritten public offering by Nautilus of its securities following the Closing Date (a “Future Offering”), that such Seller shall not, to the extent requested by Nautilus or an underwriter of such securities, sell or otherwise transfer or dispose of or engage in any other transaction regarding any securities of Nautilus then owned by such Seller for a period not to exceed 180 days following the closing date of any such Future Offering; provided, however, that the foregoing shall only be applicable if all executive officers and directors of Nautilus and holders of 5% or greater of the shares of Common Stock are required to enter into similar agreements, it being agreed that the “lock-up” period for such Seller shall not exceed the period applicable to such officers, directors and shareholders and shall in no event exceed 180 days following the closing date of such Future Offering.

(q)           Use of Cash Payment.  Upon receipt of the Cash Payment from Nautilus, the Sellers shall immediately pay an aggregate of $2,800,000 to Mezzanine Financing, on behalf of APL, as partial repayment of the outstanding amounts on the Mezzanine Term Loans.

(r)            Tender Offer.

(i)           As soon as is reasonably practicable after receipt by Nautilus from APL of all financial and other information required in the Schedule TO, Nautilus shall prepare and file with the SEC under the Exchange Act, and with all other applicable regulatory bodies, the Schedule TO for the purpose of conducting the Tender Offer. APL shall furnish to Nautilus all information concerning APL and its Subsidiaries and their business required to be set forth in the Schedule TO.  APL and its counsel shall be given an opportunity to review and comment on the Schedule TO prior to its filing with the SEC.  Nautilus, with the assistance of APL, shall promptly respond to any SEC comments on the Schedule TO and shall otherwise use commercially reasonable efforts to complete the SEC review process as promptly as practicable.

(ii)          As soon as practicable following the receipt of the necessary information from APL, Nautilus shall distribute the Schedule TO to the holders of Common Stock and subject to the other provisions of this Agreement and applicable Laws and SEC regulations, purchase the shares of Common Stock tendered to Nautilus pursuant to the Tender Offer.

(iii)         Nautilus shall comply in all material respects with the applicable provisions of and rules under the Securities Act, the Exchange Act and the applicable provisions of Marshall Islands Law in the preparation, filing and distribution of the Schedule TO, the conduct of the Tender Offer thereunder, and the purchase of the shares of Common Stock thereunder.  Without limiting the foregoing, Nautilus shall ensure that the Schedule TO does not, as of the date on which it is first distributed to stockholders of Nautilus, and as of the date of the closing of the Tender Offer, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

9.           Closing Conditions.

(a)           Conditions to Obligation of Nautilus. The obligation of Nautilus to consummate the transactions in connection with the Closing is subject to satisfaction of the following conditions (or waiver in writing by Nautilus):

(i)           the representations and warranties set forth in Sections 4 and 5 above shall be true and correct in all material respects at and as of the Closing Date;

(ii)          the Sellers and APL shall have performed and complied with all of their respective agreements and covenants hereunder in all material respects through the Closing (including those listed in Sections 8(i) and 8(l) hereunder);

(iii)         the Sellers shall have delivered to Nautilus at the Closing (A) the signed Instrument of Transfer of Shares in respect of the transfer of 8.620 APL Shares from Geos Services Limited to Nautilus in the form attached hereto as Annex A, (B) the signed Instrument of Transfer of Shares in respect of the transfer of 1.380 APL Shares from Geos (Nominees) Limited to Nautilus in the form attached hereto as Annex B, (C) the signed Resolution of the Sole Director of APL approving the transfer of the APL Shares to Nautilus, (D) the signed Certificate of the Secretary of APL confirming that the transfer of the APL Shares to Nautilus has been registered in the Register of Members of APL and (E) the signed share certificate representing the APL Shares in favor of Nautilus;

(iv)        APL shall have procured all of the third party consents required, as are set forth on Schedule 9(a)(iv), in order to effect the Closing;

(v)         no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (C) affect adversely the right of Nautilus to own the APL Shares and to control APL, or (D) affect adversely the right of APL to own its assets and to operate its businesses (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

(vi)        APL, together with its Subsidiaries, as of the Closing shall have outstanding principal indebtedness not greater than $52,220,000 (which shall consist solely of the outstanding principal amounts under the debt facilities described on Schedule 2(c)), plus the principal amount of the Working Capital Facility, plus accrued interest and original issue discounts on such amounts;

(vii)       any and all stockholder, voting or similar agreements (or other agreements reasonably required by Nautilus) of the Sellers with each other or APL, including but not limited to the Shareholders Agreement, shall be terminated as of the Closing Date;

(viii)      the Sellers, on behalf of themselves and APL, shall have delivered to Nautilus a certificate to the effect that each of the conditions specified above in Sections 9(a)(i)-(vii) is satisfied in all respects;

(ix)         APL shall have delivered to Nautilus resolutions adopted by the Board of Directors and the shareholders of APL authorizing this Agreement and the transactions contemplated hereby as certified by the Secretary of APL;

(x)          APL shall have delivered to Nautilus a recent Certificate of Good Standing or equivalent in respect of APL and each of its Subsidiaries issued by the appropriate governing body; and

(xi)         the closing of the Tender Offer shall have occurred prior to or concurrently with the Closing.

(b)           Conditions to Obligation of the Sellers.  The obligation of the Sellers to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction of the following conditions (or waiver in writing by the Sellers):

(i)           the representations and warranties set forth in Section 6 above shall be true and correct in all material respects at and as of the Closing Date;

(ii)          Nautilus shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

(iii)         Nautilus shall have delivered the Initial Stock Payment to the Sellers at the Closing;

(iv)         Nautilus shall have assumed the Assumed Indebtedness by means of documentation in form and substance reasonably satisfactory to the Sellers, if necessary, and DVB Group Merchant Bank Asia Ltd. and Mezzanine Financing shall have accepted and approved such documentation;

(v)          no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (C) affect adversely the right of any Seller to own the Common Stock of Nautilus, or (D) affect adversely the right of Nautilus to own its assets and to operate its businesses (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

(vi)         the Closing of the Tender Offer shall have occurred prior to or concurrently with the Closing;

(vii)        Nautilus shall have delivered to the Sellers a certificate to the effect that each of the conditions specified above in Section 9(b)(i)-(vi) is satisfied in all respects;

(viii)       Nautilus shall have delivered to the Sellers resolutions adopted by the Board authorizing this Agreement and the transactions contemplated hereby as certified by the Secretary of Nautilus;

(ix)         the DVB and Mezzanine Finance shall each have consented in writing to waive any default or event of default arising under the agreements setting forth the terms and conditions of the Assumed Indebtedness in connection with the transactions contemplated hereby and shall have consented in writing to the consummation thereof;

(x)          either (A) the Insiders shall have assigned to O&G, for nominal consideration and pursuant to a form of assignment in form and substance reasonably satisfactory to the Insiders and O&G, an aggregate of 500,000 of the shares of Common Stock held by such Insiders (including 100,000 shares of Common Stock that are subject to forfeiture if certain conditions related to the price of Nautilus Common Stock are not satisfied), or (B) said 500,000 shares of Common Stock shall be forfeited for not consideration by the Insiders and cancelled by Nautilus, and Nautilus shall issue 500,000 new shares of Common Stock to O&G with the same rights and restrictions as the forfeited shares; and

(xi)         all actions to be taken by Nautilus in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be satisfactory in form and substance to the Sellers.

10.           Indemnification.

(a)           Survival of Representations and Warranties.  The representations and warranties of the parties hereto contained in this Agreement shall survive the Closing for a period of twelve (12) months after the Closing; provided, however, that the representations and warranties set forth in Sections 4(e), 5(a), 5(c) and 6(d) shall survive for the statute of limitations with respect thereto; provided further that any claim made with reasonable specificity by the party seeking to be indemnified within the time periods set forth in this Section 10(a) shall survive until such claim is finally and fully resolved.  All covenants and agreements contained herein shall remain in full force and effect for a period of 12 months following the Closing, except for those covenants and agreements that by their terms are to be performed in whole or in part after the Closing, which shall remain in full force and effect for a period of twelve (12) months following the date by which such covenant or agreement is required to be performed; provided, however, that any claim made with reasonable specificity by the party seeking to be indemnified within the time periods set forth in this Section 10(a) shall survive until such claim is finally and fully resolved.

(b)           Indemnification by the Sellers.  From and after the Closing, the Sellers, on behalf of themselves and APL, shall indemnify, defend and hold harmless Nautilus, Nautilus’s affiliates and each of Nautilus’s successors and permitted assigns, officers, directors, employees and agents (each, a “Nautilus Indemnified Party”) from and against any liabilities, claims (including claims by third parties), demands, judgments, losses, costs, damages or expenses whatsoever (including reasonable attorneys’, consultants’ and other professional fees and disbursements of every kind, nature and description) (collectively, “Losses”), that such Nautilus Indemnified Party may sustain, suffer or incur and that result from, arise out of or relate to any breach by the Sellers or APL of any of their respective representations, warranties or covenants contained in this Agreement.  No Seller shall be liable to indemnify any Nautilus Indemnified Party for any breach by the other Seller of the other Seller’s representations or warranties contained in Section 4 hereof.

(c)           Indemnification by Nautilus.  From and after the Closing, Nautilus shall indemnify, defend and hold harmless the Sellers, the Sellers’ affiliates and each of the Sellers’ successors and permitted assigns, officers, directors, employees and agents (each, a “Seller Indemnified Party”) from and against any Losses that such Seller Indemnified Party may sustain, suffer or incur and that result from, arise out of or relate to any breach by Nautilus of (i) any of its representations or warranties contained in this Agreement, and (ii) any of its covenants contained in this Agreement.

(d)           Limits on Indemnification.  (i)  No claim may be asserted nor may any suit, action or arbitration (“Action”) be commenced against any party for breach of any representation, warranty, covenant or agreement contained herein, unless written notice of such claim or action is received by such party describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim or Action on or prior to the date on which the representation, warranty, covenant or agreement on which such claim or Action is based ceases to survive as set forth in Section 10(a), irrespective of whether the subject matter of such claim or action shall have occurred before or after such date.

(ii)           Notwithstanding anything to the contrary contained in this Agreement:  (A) an Indemnifying Party shall not be liable for any claim for indemnification pursuant to Section 10(b) or Section 10(c), unless and until the aggregate amount of indemnifiable Losses which may be recovered from the Indemnifying Party equals or exceeds $50,000, after which the Indemnifying Party shall be liable only for those Losses in excess of $50,000; (B) no Losses may be claimed under Section 10(b) or Section 10(c) by any Indemnified Party or shall be reimbursable by or shall be included in calculating the aggregate Losses set forth in clause (A) above other than Losses in excess of $50,000 resulting from any single claim or aggregated claims arising out of the same facts, events or circumstances; (C) the maximum amount of indemnifiable Losses which may be recovered from an Indemnifying Party arising out of or resulting from the causes set forth in Section 10(b) or Section 10(c) shall be an amount equal to $1,000,000 in the aggregate for all Sellers or Nautilus, respectively; and (D) no party hereto, nor any of any party’s agents, officers, directors, stockholders, representatives or Affiliates shall have any liability under any provision of this Agreement or any related agreement for any punitive, incidental, consequential, special or indirect damages, including loss of future revenue or income, or loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement or any related agreement.

(iii)           For all purposes of this Section 10, “Losses” shall be net of (i) any insurance or other recoveries payable to the Indemnified Party or its Affiliates in connection with the facts giving rise to the right of indemnification and (ii) any Tax benefit available to the Indemnified Party or its Affiliates arising in connection with the accrual, incurrence or payment of any such Losses (including the net present value of any Tax benefit arising in subsequent taxable years, calculated using a discount rate of 5% and assuming the highest applicable combined statutory rate of Tax then in effect).

(e)           Indemnification Procedures.  (i) An Indemnified Party shall give written notice (a “Notice of Claim”) to the Indemnifying Party within ten (10) days (or, to the extent possible, within such shorter period as may be necessary to give the Indemnifying Party a reasonable opportunity to respond to such claim) after the Indemnified Party has knowledge of any claim (including a third party claim, in which case such Notice of Claim shall set forth the name of the party making such third party claim, to the extent known), which an Indemnified Party has determined has given or could give rise to a right of indemnification under this Agreement.  No failure to give such Notice of Claim shall affect the indemnification obligations of the Indemnifying Party hereunder, except to the extent such failure shall have prejudiced such Indemnifying Party’s ability to successfully defend the matter giving rise to the claim.  The Notice of Claim shall state the nature of the claim and the amount of the Loss, if known, and the Indemnifying Party shall have a period of twenty (20) days to reply to such Notice of Claim.

(ii)           The obligations and liabilities of an Indemnifying Party under this Agreement with respect to Losses arising from claims of any third party that are subject to the indemnification provisions provided for herein shall be governed by the following additional terms and conditions: (A) the Indemnifying Party shall be permitted, at the Indemnifying Party’s option, to assume and control the defense of such claim at the Indemnifying Party’s expense and through counsel of the Indemnifying Party’s choice reasonably acceptable to the Indemnified Party if the Indemnifying Party gives notice within the twenty (20) day period specified above of the Indemnifying Party’s intention to do so, (B) the Indemnified Party shall cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party all witnesses, pertinent records, materials and information in the Indemnified Party’s possession or under the Indemnified Party’s control relating thereto as is reasonably required by the Indemnifying Party, (C) if the Indemnified Party does not receive written notice within said period that the Indemnifying Party has elected to assume the defense of such claim, the Indemnified Party may elect to assume such defense (whether or not the Indemnified Party elects to assume the defense of such claim, the Indemnifying Party shall not be relieved of the Indemnifying Party’s obligations hereunder), (D) in the event the Indemnified Party is, directly or indirectly, conducting the defense against any such claim, the Indemnifying Party shall cooperate with the Indemnified Party in such defense and make available to the Indemnified Party all such witnesses, records, materials and information in the Indemnifying Party’s possession or under the Indemnifying Party’s control relating thereto as is reasonably required by the Indemnified Party, and (E) except for the settlement of a claim that involves only the payment of money by the Indemnifying Party, no claim may be settled by the Indemnifying Party without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed.

(iii)           Any claim by an Indemnified Party with respect to Losses which does not result from a third party claim will be asserted in the same manner as specified in Section 10(c)(i) above.  If the Indemnifying Party does not respond to such claim within the twenty (20) day period specified in Section 10(c)(i), the Indemnifying Party will be deemed to have rejected responsibility for such claim, and the Indemnified Party will be free to pursue such remedies as may be available to the Indemnified Party under this Agreement or under applicable Law.

(f)           Exclusive Remedy.  Nautilus and the Sellers acknowledge and agree that (i) following the Closing, the indemnification provisions of Section 10(b) and Section 10(c) shall be the sole and exclusive remedies of Nautilus and the Sellers for any breach by the other parties of the representations and warranties in this Agreement and for any failure by the other parties to perform and comply with any covenants and agreements in this Agreement, except that if any of the provisions of this Agreement are not performed in accordance with their terms or are otherwise breached, the parties shall be entitled to specific performance of the terms thereof in addition to any other remedy at law or equity, and (ii) anything herein to the contrary notwithstanding, no breach of any representation, warranty, covenant or agreement contained herein shall give rise to any right on the part of Nautilus or the Sellers, after the consummation of the purchase and sale of the Shares contemplated by this Agreement, to rescind this Agreement or any of the transactions contemplated hereby.  Each party hereto shall take all reasonable steps to mitigate its Losses upon and after becoming aware of any event which could reasonably be expected to give rise to any Losses.

11.           Termination.  The Parties may terminate this Agreement prior to the Closing upon one of the following reasons:

(a)           by mutual written agreement of the Parties;

(b)           by written notice by Nautilus to the Sellers and APL, if there has been a breach by the Sellers and/or APL of any of their representations, warranties or covenants contained in this Agreement, or if any representation or warranty of the Sellers and/or APL shall have become untrue or inaccurate which, in either case, would result in a failure of a condition set forth in Section 9(a) (a “Terminating Seller Breach”); provided, however, that if such Terminating Seller Breach is curable by the Sellers and/or APL prior to the Termination Date, then Nautilus may not terminate this Agreement under this Section 11(b) for fourteen (14) calendar days after delivery of written notice from Nautilus to the Sellers and APL of such Terminating Seller Breach, provided the Sellers and/or APL continues to exercise commercially reasonable efforts to cure such breach (it being understood that Nautilus may not terminate this Agreement pursuant to this Section 11(b) if it shall have materially breached this Agreement or if such Terminating Seller Breach is cured during such fourteen (14) day period);

(c)           by joint written notice by the Sellers to Nautilus, if there has been a breach by Nautilus of any of its representations, warranties or covenants contained in this Agreement, or if any representation or warranty of Nautilus shall have become untrue or inaccurate which, in either case, would result in a failure of a condition set forth in Section 9(b) (a “Terminating Nautilus Breach”); provided, however, that if such Terminating Nautilus Breach is curable by Nautilus prior to the Termination Date, then the Sellers and APL may not terminate this Agreement under this Section 11(c) for fourteen (14) calendar days after delivery of written notice from the Sellers to Nautilus of such Terminating Nautilus Breach, provided Nautilus continues to exercise commercially reasonable efforts to cure such breach (it being understood that the Sellers may not terminate this Agreement pursuant to this Section 11(c) if it or APL shall have materially breached this Agreement or if such Terminating Nautilus Breach is cured during such fourteen (14) day period); or

(d)           on or after February 14, 2013 (the “Termination Date”), by any Party upon written notice to the other Parties.

(e)           Effect of Termination. In the event of the termination of this Agreement pursuant to Sections 11(a)-(d), this Agreement shall forthwith become void, and there shall be no liability on the part of any Party hereto or any of their respective affiliates or the members, managers, directors, officers, partners, employees, agents or other representatives of any of them, and all rights and obligations of each Party hereto shall cease; provided, however, that nothing herein shall relieve any Party from liability for any fraud or willful breach of any of its respective representations, warranties, covenants or agreements contained in this Agreement prior to termination.

12.           Definitions.  For purposes of this Agreement:

(a)           “Consolidated EBITDA” means with respect to Nautilus and its Subsidiaries on a consolidated basis, for any period (i) gross revenue; minus (ii) the sum of (A) commissions plus (B) vessel operating expenses.

(b)           “GAAP” means United States generally accepted accounting principles and practices in effect from time to time applied consistently throughout the periods involved.

(c)           “Indemnified Party” means a Nautilus Indemnified Party or a Seller Indemnified Party, as the case may be.

(d)           “Indemnifying Party” means the Sellers, as a group, pursuant to Section 10(b) and Nautilus pursuant to Section 10(c), as the case may be.

(e)           “NASDAQ” means The NASDAQ Stock Market.

(f)           “Nautilus Material Adverse Effect” means any circumstance, change in or effect on Nautilus that is materially adverse to the financial condition, results of operations, properties or business of Nautilus.

(g)           “Permitted Liens” means (i) statutory liens for current Taxes not yet due or delinquent (or which may be paid without interest or penalties) or the validity or amount of which is being contested in good faith by appropriate proceedings, (ii) mechanics’, carriers’, workers’, repairers’ and other similar liens arising or incurred in the ordinary course of business relating to obligations as to which there is no default on the part of APL or any Subsidiary, as the case may be, or the validity or amount of which is being contested in good faith by appropriate proceedings, or pledges, deposits or other liens securing the performance of bids, trade contracts, leases or statutory obligations (including workers’ compensation, unemployment insurance or other social security legislation), and (c) Liens securing the Assumed Indebtedness.

(h)           “Person” means any individual, partnership, firm, corporation, limited liability company, association, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a person under Section 13(d)(3) of the Exchange Act.

(i)           “Purchase Price Bank Account” means a bank account to be designated by the Sellers in a joint written notice to Nautilus at least five (5) Business Days before the Closing.

(j)           “Schedule TO” means the Schedule TO in the form required by the relevant regulations promulgated by the SEC to be filed by Nautilus in connection with the Tender Offer, including the related Offer to Purchase.

(k)           “Working Capital Facility” means the Working Capital Facility dated November 16, 2012 between APL and Mezzanine Financing, as amended.

13.           Miscellaneous.

(a)           Expenses. All fees and expenses incurred by the Sellers and APL, including without limitation legal fees and expenses, in connection with this Agreement and the transactions contemplated hereby will be borne by the Sellers, and all fees and expenses incurred by Nautilus, including without limitation legal fees and expenses, in connection with this Agreement and the transactions contemplated hereby will be borne by Nautilus.

(b)           Assignment. No Party may assign its rights and obligations under this Agreement to any of its affiliates, subsidiaries, parent company or third party, without the prior written consent of the other Parties.

(c)           Successors and Assigns; No Third-Party Beneficiaries.  This Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the Parties hereto and their respective successors and assigns.  This Agreement shall not confer any rights or remedies upon any person other than the Parties and their respective successors and permitted assigns.

(d)           Entire Agreement. This Agreement, including any exhibits, schedules, lists and other documents and writings referred to herein or delivered pursuant hereto, which form a part hereof, contains the entire understanding of the Parties with respect to its subject matter and supersedes all prior oral and written agreements and undertakings between the Parties with respect to its subject matter.  This Agreement may be amended only by a written instrument duly executed by all Parties or their respective heirs, successors, permitted assigns or legal personal representatives.

(e)            Amendments.  Any provision of this Agreement may be amended if, and only if, such amendment is in writing and signed by all the Parties.

(f)            Waivers.  Any condition to a Party’s obligations hereunder may be waived, but only by a written instrument signed by the Party entitled to the benefits thereof.  The failure or delay of any Party at any time or times to require performance of any provision or to exercise its rights with respect to any provision hereof, shall in no manner operate as a waiver of or affect such Party’s right at a later time to enforce the same.

(g)           Construction.  The Parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.  The following rules of construction shall apply to this Agreement:

(i)           The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretations of this Agreement.

(ii)          All uses of “include,” “including” or words or phrases of similar import shall be deemed to be followed by “without limitation.”

(iii)         Unless the context otherwise requires, the words “this Agreement,” “hereof,” “hereunder,” “herein,” “hereby” or words or phrases of similar import shall refer to this Agreement as a whole and not to a particular Article, Section, subsection, clause or other subdivision hereof.

(iv)         References to any gender include all others if applicable in the context.

(v)          References to dollar amounts ($) shall mean United States Dollars.

(vi)         References to (A) the “knowledge of APL”, “knowledge of the Sellers” or similar phrases shall mean the actual knowledge, after due investigation of Per Andreas Schoyen, Kjell Eivind Karlesen and Svein Harald Mosvold Knutsen, directors of the commercial manager of APL, Vega Offshore Management AS, and (B) the knowledge of Nautilus shall mean the actual knowledge, after the investigation of Prokopios “Akis” Tsirigakis and George Syllantavos.

(h)           Severability.  The invalidity of any term or terms of this Agreement shall not affect any other term of this Agreement, which shall remain in full force and effect.

(i)             Notices. All notices, consents, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, by facsimile or other electronic means, receipt confirmed, or on the next business day when sent by nationally recognized overnight courier to the respective Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to the Sellers or APL:

c/o Assetplus Limited
Tribune House
10 Skopa Street
1075, Nicosia
Cyprus
Attention: Ioannis Cleanthous
Fax: (+357) 22 76 15 42

with a copy to (but which shall not constitute notice to the Sellers or APL)

51 West 52nd Street
New York, NY 10019
Attention:  William Haft, Esq.
Fax:  212-506-5151

If to Nautilus:

Nautilus Marine Acquisition Corp.
90 Kifissias Avenue
Maroussi 15125
Athens, Greece
Attention: Prokopios “Akis” Tsirigakis
Fax: (+30) 210 8764877

with a copy to (but which shall not constitute notice to Nautilus):

Ellenoff Grossman & Schole LLP
150 East 42nd Street, 11th Floor
New York, NY 10017
Attention:  Barry I. Grossman, Esq.
Fax: (212) 370-7889

(j)             Governing Law; Arbitration.  This Agreement shall be governed by and construed under the laws of the State of New York, USA, without regard to conflicts of laws principles.  Any controversy or claims arising out of or relating to a Party’s performance under this Agreement, the Parties’ inability to agree on any provision to be agreed upon or the interpretation or effectiveness of this Agreement, shall upon the written request of a Party have the right to commence arbitration proceedings to resolve the dispute in accordance with the following procedures.  All disputes arising out of or in connection with this Agreement shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce (“ICC”) by one or more referees or arbitrators appointed in accordance with said Rules of Arbitration. Any Party to this Agreement shall also have the right to have recourse to, and shall be bound by, the Pre-Arbitral Referee Procedure of the ICC in accordance with its Rules for a Pre-Arbitral Referee Procedure, including without limitation any order of a single referee for preliminary injunction.  Any arbitration pursuant to this Section 13(j) shall be conducted in the English language and shall be held in London, United Kingdom.  The decisions of the referee or arbitrator(s) shall be rendered to the Parties in writing, and shall be final and binding.  The costs and expenses of the referee or arbitrator(s) shall be borne equally by the Parties, but each Party shall bear its own expenses incurred in the proceedings.  The referee or arbitrator(s) shall have no authority to award punitive damages.

(k)            Right to Specific Performance. The Parties further acknowledge that irrevocable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  Accordingly, the non-defaulting Party shall, in addition to any remedy available at law or equity, be entitled to an injunction to prevent breaches of the provisions of this Agreement by the Party at fault, to enforce specifically the terms and provisions hereof in any court having jurisdiction over such matters.

(l)             Counterparts. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each Party and delivered to the other Party, it being understood that all Parties need not sign the same counterpart.  In the event that any signature is delivered by facsimile transmission or email attachment, such signature shall create a valid and binding obligation of the Party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or email-attached signature page were an original thereof.

(m)           Waiver of Claims Against Trust.  (i) Reference is made to the final prospectus of Nautilus, dated July 14, 2011 (File No. 333-174634) (the “Prospectus”).  Each of the Sellers and APL (on behalf of themselves and their respective Affiliates) represents and warrants that it has read the Prospectus and understands that Nautilus has established a trust account containing the proceeds of its IPO and certain additional proceeds (collectively with the initial principal and interest accrued from time to time thereon, the “Trust Account”) initially in an amount of $48,480,000 for the benefit of Nautilus’ public stockholders (“Public Stockholders”) and certain parties (including the underwriters of the IPO) and that, except as otherwise described in the Prospectus, Nautilus may disburse monies from the Trust Account only: (A) to the Public Stockholders in the event they elect to redeem their shares of common stock of Nautilus in connection with the consummation of its initial business combination (as such term is used in the Prospectus) (“Business Combination”), (B) to the Public Stockholders if Nautilus fails to consummate its Business Combination within 19 months from the closing of the IPO and (C) to Nautilus after or concurrently with the consummation of its Business Combination.

(ii)           For and in consideration of Nautilus entering into this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each of the Sellers and APL (on behalf of themselves and their respective Affiliates) hereby agrees that it does not now and shall not at any time hereafter have any right, title, interest or claim of any kind in or to any monies in the Trust Account, or make any claim against, the Trust Account (including any distributions therefrom), regardless of whether such claim arises as a result of, in connection with or relating in any way to, any proposed or actual business relationship between Nautilus and APL, this Agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the “Trust Claims”).  Each of the Sellers and APL (on behalf of themselves and their respective Affiliates) hereby irrevocably waives any Trust Claims it may have against the Trust Account (including any distributions therefrom) now or in the future as a result of, or arising out of, any negotiations, contracts or agreements with Nautilus and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever (including, without limitation, for an alleged breach of this Agreement).  Furthermore, each of the Sellers and APL (on behalf of themselves and their respective Affiliates): (A) agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by Nautilus to induce it to enter in this Agreement, and (B) further intends and understands such waiver to be valid, binding and enforceable under applicable Law.

(iii)          To the extent any of the Sellers, APL or any of their Affiliates commences any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to Nautilus, which proceeding seeks, in whole or in part, monetary relief against Nautilus, each of the Sellers and APL (on behalf of themselves and their respective Affiliates) hereby acknowledges and agrees that its sole remedy shall be against funds held outside of the Trust Account and that such claim shall not permit the Sellers or APL (or their Affiliates or any party claiming on APL’s behalf or in lieu of APL) to have any claim against the Trust Account (including any distributions therefrom) or any amounts contained therein.

(iv)          In the event that any of the Sellers, APL or any of their Affiliates commences any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to Nautilus, which proceeding seeks, in whole or in part, relief against the Trust Account (including any distributions therefrom) or the Public Stockholders, whether in the form of money damages or injunctive relief, Nautilus shall be entitled to recover from Sellers, APL or any of their Affiliates commencing any such action or proceeding the associated legal fees and costs in connection with any such action or proceeding, in the event Nautilus prevails in such action or proceeding.

[SIGNATURE PAGE FOLLOWS]

[SIGNATURE PAGE TO SHARE PURCHASE AGREEMENT]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized signatories of the Parties on the date first above written.

APL:

ASSETPLUS LIMITED

By:	/s/ Dimitris Papavasileiou
Name: Dimitris Papavasileiou
Title: Attorney-In-Fact

SELLERS:

OIL AND GAS SHIPS INVESTOR LIMITED

By:	/s/ Dimitris Papavasileiou
Name: Dimitris Papavasileiou
Title: Attorney-In-Fact

VEGA RESOURCE GROUP A.S.

By:	/s/ Dimitris Papavasileiou
Name: Dimitris Papavasileiou
Title: Attorney-In-Fact

NAUTILUS:

NAUTILUS MARINE ACQUISITION CORP.

By:	/s/ Prokopios (Akis) Tsrigakis
Name: Prokopios (Akis) Tsrigakis
Title: President

ACCEPTED AND AGREED:

MEZZANINE FINANCING INVESTMENT III LTD., solely for purposes of Section 2(f)

By:	/s/ Louise Cefai
Name: Louise Cefai
Title: Sole Director